EXHIBIT 21.1
SUBSIDIARIES OF REGISTRANT

NAME	LOCATION
Extreme Networks International	Cayman Islands
Extreme Networks Hong Kong Limited	Hong Kong
Extreme Networks IHC, Inc.	Delaware
Extreme Networks UK Limited	United Kingdom
Extreme Networks B.V.	The Netherlands
Extreme Networks GmbH	Germany
Extreme Networks Sarl	France
Extreme Networks Srl	Italy
Extreme Networks Canada, Inc.	Canada
Extreme Networks Korea, Ltd.	Korea
IHC Networks AB	Sweden
Extreme Networks Australia PTY, Ltd.	Australia
Extreme Networks EMEA	Cayman Islands
Extreme Networks Brasil, Ltda.	Brazil
Extreme Networks Mexico, Ltda.	Mexico
Extreme Networks Chile, Ltda.	Chile
Extreme Networks Singapore PTE, Ltd.	Singapore
Extreme Networks China Ltd.	China
Extreme Networks Spain, SL	Spain
Extreme Networks Switzerland GmbH	Switzerland
Extreme Networks India Private Limited	India
Extreme Networks Mauritius	Mauritius
Extreme Networks Russia, LLC.	Russia
Extreme Networks Delaware LLC	Delaware
Summit CV	Netherlands
Enterasys Networks de Argentina S.A.	Argentina
Enterasys Networks do Brasil Ltda	Brazil
Enterasys Networks Distribution Limited	Ireland
Enterasys Networks, Inc.	Delaware
Enterasys Networks K.K.	Tokyo
Enterasys Networks (M) Sdn. Bhd	Malaysia
Enterasys Networks Netherlands B.V.	Netherlands
Enterasys Networks Germany GmbH	Germany
Enterasys Networks Pty. Ltd.	Australia
Enterasys Networks S.A.	France
Enterasys Networks UK Limited	United Kingdom